EXHIBIT 23.2

CONSENT OF THE MENTOR GROUP, INC.

We hereby consent to being named in the Registration Statement (File No. 333-134025) on Form S-1 of InterMetro Communications, Inc., a Delaware corporation (following reincorporation) (the “Company”), and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein), in connection with our reports, dated March 27, 2006, relating to our determination of the market value, on a minority, non-marketable interest basis, as of September 30, 2005, and June 9, 2006, relating to our determination of the market value, on a minority, non-marketable basis, of one share of the common stock of the Company as of March 31, 2006, the purpose of which was to assist management and the Company’s Board of Directors for its internal planning purposes in the determination of the fair value of one share of the Company’s common stock.

We also hereby consent to being named in the Registration Statement (File No. 333-134025) on Form S-1 of InterMetro Communications, Inc., a Delaware corporation (following reincorporation) (the “Company”), and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein), in connection with our report dated June 9, 2006, relating to the fair value of the customer list of Advanced Tel, Inc. (“ATI”) as of March 31, 2006, the purpose of which was to assist management in its analyses in connection with the Company’s acquisition of ATI.

We also hereby consent to the filing of this consent as an exhibit to such Registration Statement.

/s/ THE MENTOR GROUP, INC.
THE MENTOR GROUP, INC.

San Diego, California

June 23, 2006